Exhibit 3.1
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
PULSE ELECTRONICS CORPORATION
     The above-stated corporation (hereinafter, the “Corporation”) hereby desires to amend and restate its Articles of Incorporation in their entirety as permitted under Section 1911(a)(1) and (5) of the Pennsylvania Business Corporation Law of 1988, as amended (the “BCL”) as follows:
     FIRST: The name of the Corporation is: Pulse Electronics Corporation.
     SECOND: The address of the Corporation’s registered office is 1210 Northbrook Drive, Suite 470, Trevose, Bucks County, PA 19053.
     THIRD: The purposes for which the corporation is organized are as follows:
          To manufacture or otherwise produce, use, buy, sell and otherwise deal in goods, wares, merchandise, and other articles of commerce and personal property of every kind and nature including electrical, electronic and mechanical equipment.
          To acquire by purchase, lease, grant, gift, devise, bequest, exchange of securities or property, or otherwise, any property, real or personal, and any interest therein, including the business, good-will, rights and assets of any person, partnership, association or corporation engaged in any lawful business.
          To hold, own, improve, develop, lease, sell, mortgage, pledge and otherwise deal in, invest in and dispose of, any property, real or personal, and any interest therein, including the business, good-will, rights and assets of any person, partnership, association or corporation engaged in any lawful business.
     FOURTH: The term for which the Corporation is to exist is perpetual.
     FIFTH: The aggregate number of shares which the Corporation shall have authority to issue is One Hundred Seventy-Five Million (175,000,000) shares of Common Stock. Unless otherwise designated by the Board of Directors, all shares issued by the Corporation shall be shares of Common Stock having par value of $.125 per share. The Board of Directors shall have the full authority permitted by law to divide the authorized and unissued shares into classes or series, or both, and to determine for any such class or series its designation and the number of shares of the class or series and the voting rights (which shall in all cases be one vote for each share held), preferences, limitations and special rights, if any, of the shares of the class or series. Notwithstanding the forgoing, the Corporation shall not designate any class or series of stock pursuant to this Article (other than Common Stock) unless the Board of Directors, by majority vote at a meeting at which a quorum is present, determines in the exercise of its business judgment that the sole purpose for the designation and issuance of such class or series is to raise capital necessary for a proper business purpose and not for a takeover defense or other anti-takeover measure.
          Shares of the Corporation may be certificated or uncertificated, as provided under Pennsylvania law, and this Article FIFTH shall not be interpreted to limit the authority of the Board of Directors to issue any or all classes or series of shares of the Corporation, or any part thereof, without certificates. To the extent certificates for shares are issued, such certificates shall be in the form as set forth in the By-Laws of the Corporation. In the case of shares issued without certificates, the Corporation will, or will cause its transfer agent to, within a reasonable time after such issuance, send the holders of such shares a written statement containing the information required to be set forth on certificates by the By-Laws of the Corporation, by these Articles, or otherwise by applicable law or regulation. At least annually thereafter, the Corporation shall, or shall cause its transfer agent to, provide to its shareholders of record a written statement confirming the information contained in the informational statement sent pursuant to the preceding sentence.
     SIXTH: The directors of the Corporation shall be divided into three classes, namely, Classes I, II and III, with each class consisting of not less than one nor more than three directors, as determined in accordance with the By-Laws of the Corporation. At the annual shareholders meeting in 2011, the terms of those directors which would have expired at the annual meetings in 2011 and 2012 shall expire and their successors shall be elected to serve one year terms. At the annual shareholders meeting in 2012 and each annual meeting of shareholders thereafter, the terms of all directors previously elected shall expire and their successors shall be elected to serve one year terms. Directors elected as hereinbefore provided may not be removed prior to the expiration of their respective terms of office without cause.
     SEVENTH: These Articles of Incorporation may be amended in the manner prescribed at the time by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.
     EIGHTH: The Corporation was incorporated on April 10, 1947 under the provisions of the Act of the General Assembly, P.L. 364, May 5, 1933.
     NINTH: Each director shall be elected by the vote of the majority of the votes cast with respect to the director at any meeting for the election of directors at which a quorum is present, provided that if the number of nominees exceeds the number of directors to be elected, then the nominees receiving the highest number of votes up to the number of directors to be elected shall be elected. For purposes of this Article, a majority of the votes cast means that the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that director nominee (excluding abstentions).

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